Exhibit 99.1

June 5, 2009

Revised June 9, 2009

Mr. Keith Bechard

1178 Twin Peaks Circle

Longmont, CO 80503

Dear Keith:

Entropic Communications, Inc. (the “Company” or “Entropic”) is pleased to offer you an opportunity to join the Board of Directors (the “Board”) of the Company. Your official appointment requires an action by our full Board, which we anticipate will be approved soon after we receive your acceptance of the terms described herein. Below are the terms of your proposed appointment to the Board.

1.	Compensation. In connection with your appointment as a member of the Board, you will be entitled to the following compensation which is paid quarterly in arrears:

a.	An annual cash retainer of $10,000, prorated for partial years of service; partial years shall be prorated to the first of the month of the date you are elected to the Board; and

b.	$2,500 for attending each Board meeting in person and $1,000 for attending each Board meeting that lasts for more than one hour by telephone.

2.	Stock Options. In connection with your appointment as a member of the Board, the Company will grant you an option to purchase 51,076 (fifty-one thousand seventy-six) shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant. Subject to your continued service as a director, these option shares will vest in 48 (forty-eight) equal monthly installments measured from the date of grant. The option will be a non-statutory stock option and will be subject to the terms of the Company’s 2007 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and the related stock option agreement issued pursuant to the Directors’ Plan.

3.	Expense Reimbursement. The Company shall promptly reimburse you for all expenses associated with your attendance at the Company’s Board meetings, provided that (i) the expenditures are of a nature qualifying them as legitimate and reasonable business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

4.	Change of Control. In the event of a Change in Control, if you are (i) required to resign your position as a Non-Employee Director as a condition of a Change in Control, or (ii) removed from your position as a Non-Employee Director in connection with a Change in Control, your outstanding options shall become fully vested and exercisable immediately prior to the effectiveness of such resignation or removal (and contingent upon the effectiveness of such Change in Control). The meaning of “Change in Control” is defined in the Directors’ Plan.

5.	Duration of Appointment. The Company’s maintains a Classified Board, which means the Board is divided into three classes, with each class having a three-year term. You will be elected to fill a vacancy in our Class III directors. As a result, your term of office will expire at the Company’s 2010 Annual Meeting of Stockholders. At such time you will be eligible to be nominated for election to an additional 3-year term. If you are not re-elected, your term of office will expire at the 2010 Annual Meeting, and vesting of your stock options will cease.

6.	D&O Insurance and Indemnification. The Company maintains a D&O insurance policy for the benefit of our Board of Directors. In addition, the Company will provide indemnification pursuant to its standard form of Indemnity Agreement, a copy of which will be provided to you with this letter.

7.	Background Check. The Company conducts background checks on all candidates considered for executive management and Board seats. This offer and your Board appointment are contingent upon the satisfactory completion of the background check.

If you accept these terms and are nominated to the Board, your first day as an Entropic board member will be the effective date of the Board action. Our next scheduled Board meeting is September 3, 2009.

Keith, we hope that you find the foregoing terms acceptable and we look forward to your acceptance of our offer and to your election to the Board of Directors of the Company. If the terms are agreeable, please sign and date a copy of this letter indicating your acceptance.

Sincerely,

/s/ Umesh Padval
Umesh Padval
Chairman of the Board

Acknowledged and agreed to:

By:	/s/ Keith Bechard	Dated:	6/12/2009
Keith Bechard